Exhibit 4.12

Exclusive Consulting and Technical Service Agreement

This Exclusive Consulting and Technical Service Agreement (“this Agreement”) is made and entered into by and between the two parties as below on 24 August, 2022.

Party A: Beijing Yunxiang Zhisheng Technology Co., Ltd., a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration (solely invested by the legal person from Taiwan, Hong Kong and Macao) in the People’s Republic of China (“China”; for the purpose herein only, excluding Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Area), with the Unified Social Credit Code: 91110108MA002GUP74; and

Party B: Kingsoft Cloud (Beijing) Information Technology Co., Ltd., a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration the Company in People’s Republic of China, with the Unified Social Credit Code: 91110108MA01BE3R6L;

Party A and Party B are referred to as “one party” respectively and as “the parties” collectively.

Whereas:

1.

Party A is a limited liability company registered in China (solely invested by the legal person from Taiwan, Hong Kong and Macao), mainly engaged in “computer software and hardware, cloud storage, cloud computing software technology development, technical services, and technical consultation; computer system integration; sales of self-developed software products; wholesale of computer software and hardware and auxiliary equipment, and communication products; import and export of goods, import and export agents, and technology import and export. (Market entities shall independently choose their business projects and carry out business activities in accordance with the laws; projects that require approval in accordance with the laws shall carry out business activities in accordance with the approved content after being approved by relevant departments; market entities shall not engage in the business activities that are prohibited or restricted by national and city-level industrial policies.) ”, having the necessary resources to provide technical business services and business consulting services;

2.

Party B is a domestic funded company registered in the People’s Republic of China, mainly engaged in “telecommunications business; internet information services; technology development, technical consultation, and technical services; computer system services; design, production, agency, and advertising publication; sales of self-developed products, computers, software and auxiliary devices, and communications equipment; import and export of technology” (Market subjects independently choose their own business and carry out business activities by law; internet information services, telecommunications services and projects subject to approval by law shall be developed strictly according to the content approved after being approved by the relevant departments; market subjects shall not engage in the business activities for the projects banned and restricted by the industrial policies of the state and the city.);” and other businesses;

3.

Party A agrees to utilize its manpower, technology, and information advantages to provide relevant technical consultation and services for Party B during the validity period of this Agreement, and Party B agrees to accept such exclusive services provided by Party A or its designated party.

Based on this, Party A and Party B reached the following agreement through negotiation:

1.	Services Provided by Party A
1.1

In accordance with the terms and conditions stipulated in this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide comprehensive business support, technical services, and consulting services to Party B during the validity period of this Agreement. The specific content includes all or part of the services (hereinafter referred to as the “Services”) determined by Party A from time to time within Party B’s business scope based on Party B’s business situation, including but not limited to the following: (1) permit Party B to use relevant software, copyrights, and proprietary technology that Party A has legal rights and are required for Party B’s business; (2) provide Party B with comprehensive solutions in terms of business operation and management technology required for Party B’s business; (3) provide daily management, maintenance, and update of hardware equipment and databases; (4) provide the development, maintenance, and updating of relevant application software required by Party B’s business; (5) provide technical training for relevant personnel of Party B; (6) assist Party B in collecting and researching technical information; (7) provide other relevant services from time to time at the request of Party B.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, except with the prior written consent of Party A, during the validity period of this Agreement, Party B shall not accept any same or similar consultation and/or services provided by any third party as stipulated in this Agreement, and shall not establish any cooperative relationship with any third party regarding the matters described in this Agreement. Party A may designate another party (such designated party may sign the relevant agreement as described in Article 1.3 of this Agreement with Party B) to provide Party B with consultation and/or services hereunder. For the avoidance of doubt, this Agreement does not restrict Party A from providing any goods and/or services to third parties other than Party B.

1.3	Modes of Service Provision
1.3.1

Party A and Party B agree that during the validity period of this Agreement, both parties may directly or through their respective affiliates sign other technical service agreements and consulting service agreements, specifying the specific contents, methods, personnel, and fees for specific technical and consulting services.

1.3.2

In order to fulfill this Agreement, Party A and Party B agree that during the validity period of this Agreement, both parties may directly or through their respective affiliates sign intellectual property rights (including but not limited to Software, trademarks, patents, and technical secrets) license agreement, which shall allow Party B to use Party A’s relevant intellectual property rights at any time according to Party B’s business needs.

1.3.3

In order to fulfill this Agreement, Party A and Party B agree that during the validity period of this Agreement, both parties may directly or through their respective affiliates sign equipment or property leasing agreements, which shall allow Party B to use Party A’s relevant equipment or property at any time according to Party B’s business needs.

1.4

The entrustment of Party B to Party A for the above services shall be sole and exclusive, that is, Party B agrees to accept the above services provided by Party A; and, Party B further agrees that, except with the prior written consent of Party A, during the service period, Party B shall not and shall cause its controlled subsidiaries to not accept any related technical and business consulting services provided by any third party that are the same or similar to the services provided in Article 1.1 of this Agreement, and it is also prohibited to sign similar business cooperation agreements or consulting service agreements with any third party to terminate or affect the rights and obligations of Party A hereunder.

1.5	Without the prior written consent of Party A, Party B shall not transfer any of its rights and obligations hereunder to any third party.

1.6	Party A agrees that, when deemed necessary, Party A may provide financial assistance for Party B at its sole discretion or assist Party B in obtaining financial assistance.
2.	Calculation and Payment Mode of Service Fees
2.1	For the services provided by Party A as set forth herein, Party B shall pay Party A the service fee in the following manner:
2.1.1

During the validity period of this Agreement, the services provided by Party A for Party B during each calendar year shall, on the premise of complying with the laws and regulations of the PRC, be equivalent to a fixed service fee of Party B’s net income for that year; for this purpose, “net income” refers to the total income of Party B minus the necessary costs, expenses (excluding service fees hereunder) and taxes required for Party B’s business operations, as well as the amount required to make up for losses in previous years (if necessary) and statutory reserve fund (if required by applicable laws); and

2.1.2	For the service fees for specific technical services provided by Party A at the request of Party B from time to time, Party B shall pay the service fees separately based on Party A’s quotation.
2.2

Both parties agree that Party A shall issue bills to Party B on a quarterly basis, and Party B shall pay the corresponding consulting service fees to the bank account designated by Party A according to the date and amount specified in the bill. If Party A changes its bank account, it shall provide a written notice to Party B seven (7) working days in advance. All bank charges incurred due to the payment shall be borne by Party B. Party A shall be entitled to adjust the standard for consulting service fees at any time based on the quantity and content of consulting services provided for Party B. For the purpose herein, “working day” refers to any day other than Saturday, Sunday, and other legal closing days of commercial banks in China.

2.3

Within fifteen (15) days after the end of each fiscal year, Party B shall provide Party A with the financial statements for that year, as well as all necessary business records, business contracts, and financial information for the issuance of financial statements. If Party A has any doubt about the financial information provided by Party B, it may appoint a reputable independent accountant to audit the relevant information, for which Party B shall cooperate.

2.4

Party A shall be entitled to adjust the amount of service fees on its own based on the workload and commercial value of the services provided for Party B or the requirements of relevant regulatory authorities. Party B shall accept the adjustment.

3.	Intellectual Property Rights and Confidentiality Provisions
3.1

Party A shall have independent, exclusive, and complete ownership, rights, and interests in all rights, titles, interests, and intellectual property rights arising or created from the performance of this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets and others, whether developed by Party A and Party B respectively or jointly.

3.2	Unless expressly authorized by Party A, Party B shall not have any rights or interests in the intellectual property rights belonging to Party A and used by Party A to provide services hereunder.
3.3

If requested by Party A, Party B shall sign all appropriate documents, take all appropriate actions, submit all applications and filings, provide all appropriate assistance, and take all other actions deemed necessary by Party A at its sole discretion to assist Party A in completing the transfer or licensing of relevant intellectual property rights, including but not limited to signing free transfer or licensing agreements (if applicable), handling registration, etc., so as to vest Party A any ownership, rights, and interests in such intellectual property and intangible assets, and/or improve the protection of such intellectual property rights and intangible assets in Party A (including registering such intellectual property rights and intangible assets in Party A’s name).

3.4

Each party guarantees to the other party that it will compensate the other party for any and all economic losses caused to the other party due to any infringement of the others’ intellectual property rights (including copyrights, trademarks, patents, and proprietary technologies) by its own party.

3.5

Both parties confirm that all oral or written information exchanged by them hereunder shall be confidential. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of the other party, except that: (1) the information is or will become known to the public (but not being disclosed to the public by one of the recipients of the information); (2) the information shall be disclosed according to applicable law or the rules or regulations of any stock exchange; or (3) the information is disclosed by either party to its legal counsel or financial advisor in terms of the transactions contemplated hereunder, and such legal counsel or financial advisor is subject to obligations of confidentiality similar to those set forth herein. If any employee or organization employed by either Party discloses such confidential information, it shall be deemed that such Party disclose such confidential information and take corresponding legal responsibilities due to the violation of this Agreement.

3.6	Whether this Agreement is modified or abolished or terminated, both parties agree that this Article 3 shall continue to be valid.
4.	Representations and Warranties
4.1	Party A presents and warrants as follows:
4.1.1	Party A is a foreign-invested enterprise legally registered and validly existing in accordance with the laws of the PRC.
4.1.2

The signing and performance of this Agreement by Party A is within the scope of the legal personality and business operations of Party A; Party A has taken necessary corporate actions, has been granted appropriate authorization, has full power and authorization to complete the transactions described in this Agreement, and has obtained the consent and approval of third parties and government authorities (if necessary) to sign, deliver, and perform this Agreement, without violating any laws or other restrictions that may bind or affect Party A.

4.1.3	This Agreement constitutes legal, valid, and binding obligations of Party A, which are enforceable in accordance with the terms and conditions of this Agreement.
4.2	Party B represents and warrants as follows:
4.2.1

Party B is a limited liability company legally registered and validly existing in accordance with the laws of the PRC, possessing complete business licenses required for operations, and having sufficient rights and qualifications to operate the business Party B is currently engaged in within the territory of China.

4.2.2

The signing and performance of this Agreement by Party B is within the scope of the legal personality and business operations of Party B; Party B has taken necessary corporate actions, has been granted appropriate authorization, has full power and authorization to complete the transactions described in this Agreement, and has obtained the consent and approval of third parties and government authorities (if necessary) to sign, deliver, and perform this Agreement, without violating any laws or other restrictions that may bind or affect Party B.

4.2.3	This Agreement constitutes the legal, valid, and binding obligations of Party B, and shall be enforceable in accordance with the terms and conditions of this Agreement.
4.2.4

Party B shall promptly inform Party A of any situation that has or may have a significant adverse impact on Party B’s business and operations, and Party B shall make every effort to prevent the occurrence of such situations and/or the expansion of losses.

4.2.5

The signing and performance of this Agreement, as well as the completion of the transactions expected hereunder, shall not (i) violate any of the laws of the PRC; (ii) conflict with or results in a breach of any contract to which Party B is a party; or (iii) violate any necessary licenses or conditions for Party B’s business operations.

4.2.6

Upon the written request from Party A, Party B shall use all accounts receivable and/or other assets legally owned and disposable by Party B at that time, in a manner permitted by the laws of the PRC at that time, as a guarantee for fulfilling the obligation of Party B to pay the service fees specified in Article 2 of this Agreement.

4.2.7	Without the written consent of Party A, Party B shall not sign any other agreement or arrangement that conflicts with this Agreement or may harm Party A’s rights and interests hereunder.
4.2.8

If there is any potential conflict of interest between Party A and Party B, especially in the event that Party B or its shareholders hold positions as directors, senior management personnel, or other positions of Party A and/or as shareholders, directors, senior management personnel, or other positions of Kingsoft Cloud Holdings Limited, Party B will prioritize the protection and will not harm the interests of Party A and Kingsoft Cloud Holdings Limited.

5.	Obligations of Party B
5.1

Party B shall keep complete financial reports, accounting books, and related records for Party A to consult whenever necessary. Party A or consultants employed by Party A shall be entitled to access any financial reports, books, and related records of Party B at any time. Party B agrees, during the validity period of this Agreement, to cooperate with Party A and Party A’s parent company (including companies that directly or indirectly control Party A, the same below) in conducting related party transaction audits and other types of audits and provide Party A, Party A’s parent company or Party A’s authorized auditors with relevant information and materials related to Party B’s operations, business, customers, finance, employees, etc., and agrees to disclose with information and materials (if necessary) to Party A’s parent company to meet the regulatory requirements of its securities listing location.

5.2	In order to facilitate the provision of services by Party A, Party B shall provide Party A timely with the relevant information requested by Party A in accordance with Party A’s requirements.
5.3	Without the written consent of Party A, Party B shall not dispose of its important assets in any form or change its existing equity structure.
5.4	Party B shall pay the service fee to Party A timely and in full in accordance with the provisions of this Agreement.
5.5	Party B shall maintain its good reputation, actively expand its business, and strive to maximize profits.
5.6

Party B shall compensate Party A for any losses, damages, liabilities or expenses incurred by Party A in any litigation, claims or other demands against Party A incurred or arising from the consultation and services provided by Party A at the request of Party B, and shall hold Party A harmless from such damages, unless such losses, damages, liabilities or expenses are caused by the gross negligence or intentional misconduct of Party A.

6.	Liabilities for Violation of This Contract
6.1

Both parties agree and acknowledge that, if Party B materially violates any of this Agreement or fails to perform any obligation hereunder, it shall constitute an event of default hereunder (“Default”), and Party A shall be entitled to require Party B to make correction or take remedy measures in a proper period. If Party B fails to make correction or take remedy measures in a proper period or within fifteen (15) days after Party A informs Party B of such default and requires Party B to take actions, Party A shall, at its own discretion: (1) terminate this Agreement and require Party B to make compensation for all losses therefrom; or (2) require Party B to perform the obligations hereunder and claim all damages from Party B. This article does not prejudice any other rights of Party A hereunder.

6.2

Despite the provisions of Article 6.1, both parties agree and acknowledge that Party B shall not terminate this Agreement for any reason under any circumstances, unless otherwise provided by laws or this Agreement.

6.3	Whether this Agreement is modified or abolished or terminated, both parties agree that this Article 6 shall continue to be valid.
7.	Effectiveness and Validity
7.1

This Agreement is signed on the date indicated at the beginning of the text and shall come into effect from that date. Unless both parties agree in writing to terminate this Agreement, or if Party A notifies Party B in writing or all equity options of Party B have been transferred to Party A and/or a third party designated by Party A, this Agreement shall continue to be valid. Both parties shall complete approval (if necessary), filing and registration procedures for extending the operation period within three (3) months before the expiration of operation, so as to ensure that this Agreement can remain in force continuously. Unless otherwise specified by laws, in no case, Party B shall have the right to terminate or cancel this Agreement unilaterally.

7.2

This Agreement must be modified and supplemented in writing, and shall come into effect only if being signed by both parties. Party A shall be entitled to request modifications and supplements to this Agreement. Where Party A requests any modifications and supplements, Party B shall cooperate with Party A to sign the relevant agreement.

7.3

Any rights, powers, and remedies granted to both parties under any article of this Agreement shall not affect any other rights, powers, or remedies that one party may have under laws or other provisions of this Agreement, and the exercise of such rights, powers, and remedies by one party shall not affect the exercise of such other rights, powers, and remedies of this party.

7.4

The failure or delay by a party to exercise any rights, powers and remedies it may have hereunder or laws (“Rights of the party”) shall not be deemed as a waiver of such rights, and no waiver of any individual or partial rights of the party shall affect the exercise of such rights in other way and the exercise of other Rights of the party.

8.	Applicable Law and Dispute Solution
8.1	The conclusion, invalidation, interpretation, performance, modification and termination of this Agreement and the dispute solution hereunder shall be governed by the laws of the PRC.
8.2

Any dispute due to the interpretation and performance of this Agreement shall be settled by all parties hereto through amicable negotiation in the first time. If the dispute fails to be settled within thirty (30) days after either party has given written notice to the other party requesting to settle through amicable negotiation, either Party may file the dispute to China International Economic and Trade Arbitration Commission for arbitration based on the rule of arbitration in force then. The dispute shall be arbitrated in Beijing. The arbitration award shall be final and binding on both parties. The party filing the arbitration and the responding party shall appoint one arbitrator respectively, while the third arbitrator shall be appointed by the China International Economic and Trade Arbitration Commission.

8.3

In case of any dispute resulted from the interpretation and performance of this Agreement or any dispute in arbitration, both parties to this Agreement shall continue to perform their own rights and obligations hereunder except the matters in dispute.

8.4

Both parties hereby acknowledge and guarantee that, subject to the laws of the PRC, the arbitrator shall be entitled to make appropriate rulings and provide legal relief for Party A based on the actual situations, including but not limited to imposing restrictions on the business operation of Party B, limiting and/or handling with the equity or assets of Party B (including land assets) (including but not limited to taking it as a compensation), prohibiting transferring or disposal or taking related relief measures, and making liquidation to Party B. Such judgment shall be executed by both parties.

8.5

Subject to the laws of the PRC, as the measures of property preservation or execution, a court having jurisdiction shall, at the request of all parties, issue and/or execute the arbitration award and temporary injunctive relief or other temporary remedies or measures before the establishment of the arbitration tribunal or under other circumstances permitted by laws for supporting the arbitration, including but not limited to detaining or freezing the judgment or ruling on the property or equity of Party B. Such rights of one party to the dispute and the judgment or ruling made by the court in this regard shall not affect the validity of the arbitration articles agreed upon by both parties.

8.6	Upon the validation of the arbitration award, either party shall be entitled to apply to the court having jurisdiction for enforcing such award.
8.7

Both parties agree that: The courts in China, Hong Kong SAR, Cayman Islands or others having jurisdiction (including the court in the place of incorporation of the proposed/listed company affiliated to Party A, the court in the place of incorporation of Party B, or the court in the place where Party B or Party A’s principal assets are located shall be deemed to have jurisdiction) shall have jurisdiction for the purpose herein.

9.	Notification
9.1

All notifications and other communications as set forth herein shall be served by hand, prepaid registered mail, commercial courier, facsimile or e-mail to the contact address of such party. A confirmation letter shall be also served together with each notification. Such notifications shall be considered to be served effectively on the following date:

9.1.1	A notice shall be deemed to have been validly served on the day of delivery or rejection at the address designated, if it is sent by hand, courier or prepaid registered mail.
9.1.2	A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by fax (confirm upon the transferred information automatically).
9.1.3

A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by E-mail and no hint indicates that the E-mail is returned or not delivered within twenty-four (24) hours.

9.2	Either party shall have the right to inform other party of changing the E-mail address to receive such notifications as set forth herein.
10.	Transfer
10.1	Without the prior written consent of Party A, Party B shall not transfer its right and/or obligation hereunder to any third party.
10.2	Party B agrees that Party A can transfer its duties and/or obligations hereunder to any third party by giving a prior written notice to Party B, without the consent Party B.
10.3	This Agreement shall be binding on the legal transferees or successors of both parties.
11	Severability

If one or more articles of this Agreement are or become illegal, invalid or unenforceable in any term according to the laws or regulations, it shall not affect the legality, validity or enforceability of any other articles of this Agreement, which shall continue to be valid. Both parties shall, through the negotiation in good faith, try to replace such illegal, invalid or unenforceable provisions with effective ones to the maximum extent that both parties expect according to laws; and the economic benefit produced by such effective provision shall be similar to such illegal, invalid or unenforceable provisions.

12.	Modifications and Supplements

This Agreement shall be modified and supplemented in writing. The modifications and supplements to this Agreement signed by both parties shall be an integral part of this Agreement, having the same legal effect with the original one.

13.	Others
13.1	The headings of each article herein are only for the purpose of reference. In no case, such headings shall be applied for or affect the interpretation of the articles herein.
13.2

Except for the amendments, supplements or modifications to this Agreement in writing after the execution of this Agreement, this Agreement shall constitute an entire and exclusive agreement between the two parties on the subject matter hereof and, upon execution, it shall replace all negotiations, statements, contracts, understandings and communications previously reached on the subject matter of this Agreement by both parties, orally or in writing.

13.3

If the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities suggest to modify this Agreement, or if any changes happen to the listing rules or related requirements of the SEHK related to this Contract, the parties shall revise this Contract accordingly.

13.4	Both parties promise that they will declare and pay the taxes involved in the transactions hereunder according to laws and regulations.
13.5

The reference to any laws and regulations (“Laws”) in this Agreement shall be deemed to include the reference to the modifications, alterations, supplements and re-enactments to such laws, without considering whether such alterations, supplements and re-enactments are made before or after the formulation of this Agreement, and this is also applied for the reference to other decisions, notices and regulations formulated based on the stipulation of this Agreement or become effective accordingly.

14.	Language and Duplicate

This Agreement shall be signed in Chinese and in two (2) copies; each party holds one (1) copy, and each copy has the same legal effect with the original one.

——Signature Page——

[There is no text on this page which is the signature page of Exclusive Consulting and Technical Service Agreement]

Party A:

Beijing Yunxiang Zhisheng Technology Co., Ltd.

Company seal: /s/ Beijing Yunxiang Zhisheng Technology Co., Ltd.

Signature:/s/ Wang Yulin

Name: Wang Yulin

Title: Legal representative

Signature page of Exclusive Consulting and Technical Service Agreement

[There is no text on this page which is the signature page of Exclusive Consulting and Technical Service Agreement]

Party B:

Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Company seal: /s/ Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Signature:/s/ Wang Yulin

Name: Wang Yulin

Title: Legal representative

Signature page of Exclusive Consulting and Technical Service Agreement